Exhibit 24(b)(10) - Consent of Ernst and Young LLP, Independent Registered Public
Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 30, 2011, with respect to the financial statements of ING USA
Annuity and Life Insurance Company as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and to the use of our report dated
April 6, 2011, with respect to the statements of assets and liabilities of Separate Account
B of ING USA Annuity and Life Insurance Company as of December 31, 2010, and the
related statements of operations and changes in net assets for the periods disclosed in the financial statements, included in Post-Effective Amendment No. 16 to the Registration
Statement (Form N-4, No. 333-133944) and related Prospectus and Statement of
Additional Information of Separate Account B of ING USA Annuity and Life Insurance
Company.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 12, 2011